EXHIBIT 99.1

                        DIXIE FOODS INTERNATIONAL, INC.

                             SUBSCRIPTION AGREEMENT

TO:      Robert E. Jordan, President
         Dixie Foods International, Inc.
         115 N.E. 6th Boulevard
         Williston, FL 32696

Dear Mr. Jordan:

The undersigned hereby subscribes for and agrees to purchase __________ shares of Series A Convertible Preferred Stock of Dixie Foods International, Inc., a Florida corporation, as described in the Prospectus dated November ___, 2010.

Enclosed is my check to the order of Dixie Foods International, Inc. representing the purchase price for the shares in the amount of $15.00 per share. Please issue my shares as set forth below:

                                            ____________________________________
Date

Taxpayer ID No.___________________

Shares are issued to: [_] Individual name

         [_] Joint Tenants with rights of survivorship

         [_] Tenant's in common

         [_] Tenants by the entireties

         [_] As custodian for _______________________
         under                       (state)
         Uniform Transfers to Minors Act

         [_] As Trustee under Declaration of Trust
         Dated _________________ for and on behalf of ________________________ (beneficiary)

         [_] Other __________________________

Print name and address of Shareholder as it will appear on the shareholder records:

______________________________________

______________________________________

Telephone no. ________________________

Fax no. ______________________________

E-mail: ______________________________